Exhibit 10.2

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This AMENDMENT TO SECURITIES PURCHASE AGREEMENT (the “Amendment”), dated as of March 16, 2023, is by and among Nikola Corporation, a Delaware corporation with offices located at 4141 E Broadway Road, Phoenix, AZ 85040 (the “Company”), and the investor listed on the signature page hereto (“Buyer”).

RECITALS

A. The Company and Buyer are parties to a Securities Purchase Agreement (the “Agreement”) dated as of December 30, 2022, pursuant to which Buyer purchased Convertible Notes of the Company in an aggregate principal amount of $50,000,000 and, subject to the terms and conditions set forth in the Agreement, agreed to purchase Additional Notes in an aggregate principal amount of up to $75,000,000.

B. Pursuant to Section 9(e) of the Agreement, any provision of the Agreement may be amended by an instrument in writing signed by the Company and the Required Holders.

C. Buyer constitutes the Required Holders, and Buyer and the Company desire to desire to amend the Agreement as set forth herein. Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to such terms in the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Buyer hereby agree as follows:

1. Amendment.

(a) Recital B of the Agreement is amended and restated to read in its entirety as follows:

B. The Company has authorized (i) a new series of Series A Senior Convertible Notes of the Company, in the aggregate original principal amount of $50,000,000, substantially in the form attached hereto as Exhibit A-1 (the “Initial Notes”), which Initial Notes shall be convertible into shares of Common Stock (as defined below) (the shares of Common Stock issuable pursuant to the terms of the Initial Notes, including, without limitation, upon conversion or otherwise, collectively, the “Initial Conversion Shares”), in accordance with, and issued pursuant to the Registration Statement, (ii) a new series of Convertible Notes substantially in the form attached hereto as Exhibit A-2, in the aggregate principal amount of the Initial Notes then outstanding (the “Exchange Notes”), which Exchange Notes shall be convertible into shares of Common Stock (as defined below) (the shares of Common Stock issuable pursuant to the terms of the Exchange Notes, including, without limitation, upon conversion or otherwise, collectively, the “Exchange Conversion Shares”), in accordance with the terms thereof, and (iii) one or more new series of Series B Convertible Notes, in the aggregate original principal amount of $75,000,000, substantially in the form attached hereto as Exhibit A-3 (the “Additional Notes”, and together with the Initial Notes, the “Registered Notes”, and together with the Exchange Notes, the “Notes”), which Additional Notes shall be convertible into shares of Common Stock (as defined below) (the shares of Common Stock issuable pursuant to the terms of the Additional Notes, including, without limitation, upon conversion or otherwise, collectively, the “Additional Conversion Shares”, and together with the Initial Conversion Shares, the “Registered Conversion Shares”, and together with the Exchange Conversion Shares, the “Conversion Shares”), in accordance with, and issued pursuant to and by, the provisions of (x) an Indenture dated as of the Exchange Closing Date (as defined below) to occur after the Initial Closing Date, by and between the Company and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”), in substantially the form as the Company, the Required Holders and the Trustee shall mutually agree (as amended and/or supplemented from time to time, including, without limitation, by any Supplemental Indenture (as defined below), the “Indenture”), and (y) one or more supplemental indentures with respect to the Notes in the form as the Company, the Required Holders and the Trustee shall mutually agree (each, a “Supplemental Indenture”, and collectively, the “Supplemental Indentures”).

(b) The first sentence of Section 4(p) of the Agreement, is amended and restated to read in its entirety as follows:

“(p) Other Notes; Variable Securities. During the Reporting Period, the Company and each Subsidiary shall be prohibited from effecting or entering into an agreement to effect any Subsequent Placement involving a Variable Rate Transaction (other than pursuant to the Company’s Equity Distribution Agreement dated August 10, 2022 with Citigroup Global Markets, Inc. or any similar agreement with an investment bank, or an at-the-market offering with Tumim Stone Capital LLC or any of its affiliates (“Tumim”) (each, a “Permitted ATM”); pursuant to the Common Stock Purchase Agreement dated as of June 11, 2021 with Tumim, the Common Stock Purchase Agreement with Tumim dated as of September 24, 2021 or any other Common Stock Purchase Agreement with Tumim that may be entered into on or after the date hereof (the “Permitted Equity Lines”); or the Company’s 8.00% / 11.00% Convertible Senior PIK Toggle Notes due 2026, as in effect as of the date hereof (the “2026 Notes”)); provided, that the Company agrees not to issue any securities pursuant to any Permitted ATM during the three (3) Trading Day period immediately following any conversion of a Note.”

2. Waiver. By its signature below, with respect to the Additional Closing on the date hereof only, Buyer hereby waives the advanced notice requirements of the Additional Closing Notice set forth Section 1(b)(ii) of the Agreement and the Additional Closing Price Condition set forth in Section 7(b)(xxii) of the Agreement with respect to such Additional Closing.

3. Effective Date. By execution of this Amendment, the Company and Buyer hereby agree that the provisions set forth in the Agreement are hereby amended as set forth herein effective as of the date hereof.

4. Force and Effect; References. Except as set forth in this Amendment, the Agreement shall remain in full force and effect. Each reference in the Agreement to “this Agreement” shall be interpreted to mean “this Agreement, as amended.”

5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

6. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature pages follow]

IN WITNESS WHEREOF, Buyer and the Company have caused their respective signature page to this Amendment to be duly executed as of the date first written above.

COMPANY:

NIKOLA CORPORATION

By:	/s/ Kim Brady
Name: Kim Brady
Title: Chief Financial Officer

IN WITNESS WHEREOF, Buyer and the Company have caused their respective signature page to this Amendment to be duly executed as of the date first written above.

BUYER:

By:
Name:
Title: